                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG

                       FIRST FEDERAL OF NORTHERN MICHIGAN,

                         INSURANCENTER CORP. OF ALPENA,

                               RALPH M. STEPANIAK

                                       AND

                              KATHLEEN M. STEPANIAK

ARTICLE I - Sale of Shares ..................................................................................   1
        1.1     Shares ......................................................................................   1
        1.2     Purchase Price ..............................................................................   1
        1.3     Payment of Purchase Price ...................................................................   2
        1.4     Transfer of Shares ..........................................................................   2
        1.5     Closing and Closing Date ....................................................................   2
        1.6     Excluded Assets. ............................................................................   3
        1.7     Earn-Out Payments ...........................................................................   3
        1.8     Equity Capital Adjustment ...................................................................   4

ARTICLE II - Preclosing Actions .............................................................................   4
        2.1     Conduct of Business .........................................................................   4
        2.2     Access to FFNM ..............................................................................   5
        2.3     Accuracy of Representations and Warranties and Satisfaction of Conditions ...................   5

ARTICLE III - Conditions Precedent ..........................................................................   5
        3.1     Conditions Precedent to FFNM's Obligations ..................................................   5
        3.2     Conditions to Seller Parties' Obligations ...................................................   7

ARTICLE IV - Seller Parties' Representations and Warranties .................................................   7
        4.1     Organization and Standing ...................................................................   7
        4.2     Articles and Bylaws .........................................................................   8
        4.3     Capitalization ..............................................................................   8
        4.4     Authorization ...............................................................................   8
        4.5     Existing Agreements and Governmental Approvals ..............................................   8
        4.6     No Subsidiaries .............................................................................   9
        4.7     No Insolvency ...............................................................................   9
        4.8     Permits and Licenses ........................................................................   9
        4.9     Financial Statements ........................................................................   9
        4.10    No Undisclosed Liabilities ..................................................................  10
        4.11    Conduct of Business .........................................................................  10
        4.12    No Adverse Changes ..........................................................................  11
        4.13    Employees ...................................................................................  12
        4.14    Employee Benefit Plans ......................................................................  12
        4.15    Certain Employees ...........................................................................  13
        4.16    Contracts and Commitments ...................................................................  13
        4.17    Title to Assets .............................................................................  14
        4.18    Condition of Assets .........................................................................  14
        4.19    Receivables .................................................................................  14
        4.20    Sufficiency of Assets .......................................................................  14
        4.21    Taxes .......................................................................................  15
        4.22    Litigation ..................................................................................  15
        4.23    Compliance with Laws ........................................................................  15
        4.24    Suppliers and Customers .....................................................................  15

        4.25    No Brokers ..................................................................................  16
        4.26    Insider Transactions ........................................................................  16
        4.27    Bank Accounts ...............................................................................  16
        4.28    Intellectual Property .......................................................................  16
        4.29    Insurance ...................................................................................  16
        4.30    Real Property ...............................................................................  17
        4.31    Environmental Matters .......................................................................  17
        4.32    Materiality .................................................................................  18

ARTICLE V - FFNM's Representations and Warranties ...........................................................  18
        5.1     Organization and Standing ...................................................................  18
        5.2     Authorization ...............................................................................  19
        5.3     Existing Agreements and Governmental Approvals ..............................................  19

ARTICLE VI - Indemnification ................................................................................  19
        6.1     Indemnification Obligation ..................................................................  19
        6.2     Waiver ......................................................................................  20
        6.3     Notice ......................................................................................  20
        6.4     Defense by Indemnitors ......................................................................  20
        6.5     Accounts Receivable .........................................................................  20
        6.6     Maximum Indemnification .....................................................................  21
        6.7     Price Adjustment ............................................................................  21

ARTICLE VII - Expenses ......................................................................................  21

ARTICLE VIII - Additional Agreements ........................................................................  22
        8.1     Regulatory Matters ..........................................................................  22
        8.2     General Release .............................................................................  22
        8.3     Board of Directors and Officers of ICA ......................................................  22
        8.4     Restated Bylaws .............................................................................  23
        8.5     401(k) Trustees .............................................................................  23
        8.6     Title Insurance .............................................................................  23
        8.7     Commissions and Contingency Payments ........................................................  23

ARTICLE IX - Termination ....................................................................................  23

ARTICLE X - Miscellaneous Provisions ........................................................................  24
        10.1    Confidentiality .............................................................................  24
        10.2    Public Disclosures ..........................................................................  25
        10.3    Exclusivity .................................................................................  25
        10.4    ICA Employees ...............................................................................  25
        10.5    Representations and Warranties ..............................................................  25
        10.6    Notices .....................................................................................  25
        10.7    Assignment ..................................................................................  26
        10.8    Parties in Interest .........................................................................  26

        10.9    Choice of Law ...............................................................................  26
        10.10   Counterparts ................................................................................  26
        10.11   Entire Agreement ............................................................................  26
        10.12   Arbitration .................................................................................  26
        10.13   Further Assurances ..........................................................................  27


Exhibit A - Covenant Not to Compete Agreements

Exhibit B - Employment Agreements

Exhibit C - General Releases

Exhibit D - ICA Restated Bylaws

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made effective on February 28, 2003, among Ralph M. Stepaniak, Kathleen M. Stepaniak (each a "Shareholder" and collectively, the "Shareholders"), InsuranCenter Corp. of Alpena ("ICA") and First Federal of Northern Michigan, a federally chartered savings association ("FFNM"). Shareholders and ICA are sometimes collectively referred to as the "Seller Parties."

                                   BACKGROUND

         A. Shareholders own all of ICA's issued and outstanding capital stock.

         B. ICA is a licensed insurance agency engaged in the business of property and casualty and group health insurance (the "Business") at 123 S. Second Avenue, Alpena, Michigan, 49707 (the "Premises").

         C. FFNM wishes to acquire ownership of ICA.

         D. FFNM will purchase from Shareholders and Shareholders will sell their entire stock interest in ICA.

         E. To induce FFNM to enter into this Agreement, Shareholders are entering into this Agreement to provide the representations, warranties, covenants, and indemnities set forth in Article IV and VI of this Agreement. As a further condition to FFNM's willingness to enter into this Agreement, Shareholders have agreed not to compete with ICA and FFNM in the conduct of the Business as provided in the covenant not to compete agreements in substantially the form attached as Exhibit A (the "Noncompetition Agreements").

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the Background and the terms and conditions set forth in this Agreement, each of the Seller Parties and FFNM hereby agrees as follows:

                           ARTICLE I - SALE OF SHARES

         1.1 Shares. Upon the terms and subject to the conditions set forth herein, Shareholders agree to sell and transfer to FFNM, and FFNM agrees to purchase from Shareholders on the Closing Date (as defined in Section 1.5 hereof) a total of Four Hundred, Twenty-Four (424) shares of ICA common stock (the "Shares") representing all of the issued and outstanding common stock of ICA.

         1.2 Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be as follows:

                  (a) Two Million, Three Hundred Fifty-Six Thousand, Seven Hundred Seventy-Two and 65/100 Dollars ($2,356,772.65).

                  (b) Up to Nine Hundred Thousand Dollars ($900,000) shall be paid pursuant to the terms and conditions of Section 1.7 hereof (each such payment shall be referred to as an "Earn-Out Payment").

                  (c) Twenty Thousand Dollars ($20,000) per year for ten (10) years pursuant to the Covenant Not to Compete Agreements in Exhibit A.

         1.3 Payment of Purchase Price. The Purchase Price will be paid by FFNM to the Shareholders as follows:

                  (a) On the Closing Date, One Million Dollars ($1,000,000) as adjusted pursuant to Section 1.8, in cash, certified check or wire transfer.

                  (b) Twenty Thousand Dollars ($20,000) at Closing representing the first payment on the Covenant Not to Compete Agreements, and a like amount annually on the anniversary date of Closing for nine (9) years.

                  (c) Ten (10) equal annual installment payments of principal and interest of One Hundred Eighty Thousand Dollars ($180,000) (including interest at a rate of 5.5% compounded monthly) payable in cash, certified check or wire transfer, with the first such payment due on the first anniversary date of the Closing.

                  (d) After the Closing Date, any portion of the Purchase Price that has not yet been paid to Shareholder under Section 1.3(c) shall be subject to the claims of FFNM and ICA for any indemnification obligation of Shareholders under this Agreement; provided, however, the foregoing remedy is in addition to any other rights and remedies FFNM and/or ICA may have under this Agreement or by law or in equity.

         1.4 Transfer of Shares. On the Closing Date, the Shareholders shall transfer all of their right, title and interest in and to the Shares to FFNM by either properly endorsing the appropriate stock certificates, or by properly assigning said stock certificates by signing appropriate stock assignments, and then delivering all of said certificates and assignments to FFNM.

         1.5 Closing and Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m. on a Business Day selected by FFNM that is a Business Day as soon as is practical under the circumstances after the satisfaction or waiver of the last to occur of the conditions specified in Article III (the "Closing Date"). In no event shall Closing occur prior to January 1, 2003 or later than May 1, 2003, unless Shareholders and FFNM agree in writing to an earlier or later date. The Closing shall occur at the offices of FFNM in Alpena, Michigan, or such other place on which Shareholders and FFNM may mutually agree. All transactions and all documents executed and delivered at the Closing shall be deemed to have occurred simultaneously, and no transaction shall be deemed to have occurred and no document shall be deemed to have been executed or delivered unless all transactions have occurred and all documents have been executed and delivered. For the purposes of this Agreement, the term "Business Day" means a day on which FFNM is open for business in Alpena, Michigan, and a day that is not a Saturday or Sunday.

         1.6 Excluded Assets. The sale contemplated by this Agreement shall not include the following ICA assets (and, if applicable, the related debt) which shall be transferred out of ICA at or prior to Closing:

                  (a) Automobiles: See attached Schedule 1.6(a).

                  (b) Paid-up Life Insurance Policies: See attached Schedule 1.6(b).

         1.7 Earn-Out Payments.

                  (a) FFNM shall pay to the Shareholders up to an aggregate amount of Nine Hundred Thousand Dollars ($900,000) in cash, payable by check or wire transfer, in three annual payments, based upon the achievement of certain revenue goals for calendar year 2003, 2004 and 2005, as follows:

                           (i) To the extent ICA's Net Revenue equals or exceeds
One Million, Two Hundred Fifty Thousand and no/100 Dollars ($1,250,000) for the period March 1, 2003 to December 31, 2003 (the "2003 Period"), the Earn-Out Payment for 2003 shall be Three Hundred Thousand Dollars ($300,000). To the extent ICA's Net Revenue for the 2003 Period does not equal or exceed One Million, Two Hundred Fifty Thousand and no/100 Dollars ($1,250,000), the Earn-Out Payment shall be equal to: [$300,000 less the amount Net Revenue is below $1,250,000], but in no event shall the Earn-Out Payment be less than zero. Consequently, if Net Revenue is equal to or less than Nine Hundred Fifty Thousand and no/100 Dollars ($950,000) there will be no Earn-Out Payment for the year.

                           (ii) To the extent ICA's Net Revenue equals or
exceeds One Million, Five Hundred Thousand Dollars ($1,500,000) for calendar year 2004, the Earn-Out Payment for 2004 shall be Three Hundred Thousand Dollars ($300,000). To the extent ICA's Net Revenue for calendar year 2004 does not equal or exceed One Million, Five Hundred Thousand Dollars ($1,500,000), the Earn-Out Payment shall be equal to: [$300,000 less the amount Net Revenue is below $1,500,000], but in no event shall the Earn-Out Payment be less than zero. Consequently, if Net Revenue is equal to or less than One Million, Two Hundred Thousand Dollars ($1,200,000) there will be no Earn-Out Payment for the year.

                           (iii) To the extent ICA's Net Revenue equals or
exceeds One Million, Five Hundred Thousand Dollars ($1,500,000) for calendar year 2005, the Earn-Out Payment for 2005 shall be Three Hundred Thousand Dollars ($300,000). To the extent ICA's Net Revenue for calendar year 2005 does not equal or exceed One Million, Five Hundred Thousand Dollars ($1,500,000), the Earn-Out Payment shall be equal to: [$300,000 less the amount Net Revenue is below $1,500,000], but in no event shall the Earn-Out Payment be less than zero. Consequently, if Net Revenue is equal to or less than One Million, Two Hundred Thousand Dollars ($1,200,000) there will be no Earn-Out Payment for the year.

                  (b) For purposes of this Section 1.7, "Net Revenue" shall mean the sum of: (i) commission income, contingency income and interest income; less
(ii) all commission paid to outside salespersons calculated in accordance with generally accepted accounting principles consistently applied.

                  (c) For purposes of computing Earn-Out Payments, Net Revenue shall not be carried over from year-to-year.

                  (d) Each Earn-Out Payment (if any) shall be paid by FFNM to the Shareholders within a reasonable period of time after the end of the applicable calendar year.

         1.8 Equity Capital Adjustment. The Purchase Price shall be reduced dollar-for-dollar for the amount that ICA's equity capital at February 28, 2003 is less than Four Hundred and Twenty Thousand Dollars ($420,000). Conversely, the Purchase Price shall be increased dollar-for-dollar for the amount that ICA's equity capital at February 28, 2003 exceeds Four Hundred Twenty Thousand and no/100 Dollars ($420,000). Assets excluded from this transaction under
Section 1.6(a) and (b) shall be included, for calculation purposes only, in this equity capital calculation as of February 28, 2003. ICA's equity capital shall be determined by FFNM and a copy of the calculation thereof (the "Equity Capital Statement") shall be delivered by FFNM to the Shareholders as soon as practicable following the Closing Date, but not later than 60 days thereafter. The Shareholders shall give FFNM access to the data necessary to prepare the Equity Capital Statement. Representatives of the Shareholders shall have the right to participate with FFNM in the process of preparing the Equity Capital Statement and shall have access to all data, schedules and work papers used by FFNM in preparing the Equity Capital Statement. Equity capital shall be computed as set forth in Section 4.9 based upon the monthly financial statements of ICA.

                         ARTICLE II - PRECLOSING ACTIONS

         Prior to the Closing Date:

         2.1 Conduct of Business. Seller Parties shall carry on and conduct the Business only in the ordinary course consistent with past practice, without any change in the policies, practices, and methods ICA pursued before the date of this Agreement. Seller Parties will use their best efforts to preserve the Business organization intact; to preserve the business relationships with ICA's customers and insurers and others having business dealings with ICA; and to preserve the services of ICA's employees, agents, and representatives. Without limitation of the foregoing, (a) Seller Parties will not undertake any action without FFNM's prior written consent that, if taken prior to the date of this Agreement, would be required to be disclosed on Schedule 4.11, and (b) Seller Parties will not take action or refrain from taking action that would result in any material adverse change in ICA's assets or liabilities other than in the ordinary course of business consistent with past practices.

         2.2 Access to FFNM. From the date of this Agreement through the Closing, Seller Parties will permit FFNM and their representatives to make a full business, financial, accounting, and legal audit of ICA. Seller Parties will take all reasonable steps necessary to cooperate with FFNM in conducting this audit. No such investigation by FFNM, or their representatives shall affect Seller Parties' representations and warranties or FFNM's reliance on them.

         2.3 Accuracy of Representations and Warranties and Satisfaction of Conditions. Seller Parties will immediately advise FFNM in writing if (a) any of Seller Parties' representations or warranties are untrue or incorrect in any material respect; or (b) Seller Parties become aware of the occurrence of any event or state of facts that results in any of Seller Parties' representations and warranties being untrue or incorrect in any material respect as if Seller Parties were then being made. Seller Parties will not take any action, or omit to take any action, that would result in any of the representations and warranties of Seller Parties set forth in this Agreement being untrue or incorrect in any material respect as of the Closing Date. Seller Parties will use their best efforts to cause all conditions within any of their control that are set forth in Article III to be satisfied as promptly as practicable under the circumstances.

                       ARTICLE III - CONDITIONS PRECEDENT

         3.1 Conditions Precedent to FFNM's Obligations. FFNM's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or written waiver by FFNM), before or at the Closing Date, of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. Seller Parties' representations and warranties contained in this Agreement and all other related documents shall be substantially true and correct at and as of the Closing Date as though such representations and warranties were made at the Closing Date.

                  (b) Performance of Covenants. Seller Parties shall have in all material respects substantially performed and complied with all covenants, agreements, and conditions that this Agreement, and all related documents require them to perform or comply with before or at the Closing Date. The Shareholders shall have executed and delivered the Covenant Not

To Compete Agreements, Employment Agreements and Releases in the forms attached as Exhibits A, B and C, respectively.

                  (c) Satisfactory Due Diligence Review. FFNM shall have conducted a review reasonably satisfactory to it of the assets, business, contracts, financial, accounting, and legal aspects of ICA.

                  (d) Permits. FFNM shall have received all consents, permits, approvals (including but not limited to OTS approval), and licenses that in its opinion are necessary for the consummation of the transactions contemplated herein and for operation of the Business after the Closing Date.

                  (e) No Casualty. Prior to the Closing Date, ICA shall not have incurred, or be threatened with, a material liability or casualty that would materially impair the value of its assets, after consideration of insurance proceeds.

                  (f) Certificates Regarding Conditions Precedent. The Seller Parties shall have delivered to FFNM, certificates of the Seller Parties certifying that as of the Closing Date all the conditions set forth in Section 3.1(a), (b), (e), (g) and (i) have been complied with.

                  (g) No Litigation. No action, suit, proceeding, or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, (i) to restrain or prevent the carrying out of the transactions contemplated by this Agreement or (ii) that might affect FFNM's right to own, operate, and control the Business or ICA's assets after the Closing Date.

                  (h) Lien Search. FFNM shall have received UCC lien searches concerning ICA in form and content satisfactory to FFNM.

                  (i) Consents and Assignments. Seller Parties shall have obtained, in writing, all consents and assignments necessary or desirable to consummate or facilitate consummation of this Agreement and any related transactions. The consents and assignments shall be delivered to FFNM before the Closing Date and shall be reasonably acceptable to FFNM in form and substance. FFNM agrees that it shall be solely responsible for, and shall pay, the fee for changing the ownership on the Applied System Contract.

                  (j) Conditional Tax Clearance. Seller Parties shall have provided to FFNM a tax status letter from the Revenue Commissioner of the State of Michigan showing that ICA has filed all Tax returns and reports required to be filed before Closing and that it has paid all taxes due.

                  (k) Bureau of Workers' & Unemployment Compensation Contribution Liability. Seller Parties shall have provided to FFNM a statement on Form UC 1027 concerning the status of ICA's contribution liability under the Michigan Employment Security Act.

                  (l) Other Documents and Instruments. FFNM shall have received such other documents and instruments as it may reasonably have requested.

                  (m) Approvals by FFNM's Counsel. FFNM's counsel shall reasonably approve all legal matters and the form and substance of all documents Seller Parties or ICA is to deliver at the Closing.

                  (n) Mortgage Discharge. ICA shall have paid off the debt that is secured by a mortgage on the Premises and said mortgage shall have been discharged.

         3.2 Conditions to Seller Parties' Obligations. Seller Parties' obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or written waiver by Seller Parties), before or at the Closing Date, of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. FFNM's representations and warranties contained in this Agreement and all related documents shall be true and correct at and as of the Closing Date as though the representations and warranties were made at that time.

                  (b) Performance of Covenants. FFNM shall have performed and complied with all covenants, agreements, and conditions that this Agreement and all related documents require FFNM to perform, or comply with before and at the Closing Date.

           ARTICLE IV - SELLER PARTIES' REPRESENTATIONS AND WARRANTIES

         As of the date of this Agreement and as of the Closing Date, each of the Seller Parties, jointly and severally, represent and warrant to FFNM, and acknowledge and confirm, that FFNM is relying on these representations and warranties in entering into this Agreement:

         4.1 Organization and Standing. ICA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and ICA has all requisite power and authority (corporate and otherwise) to own its properties and conduct the Business as it is now being conducted. The nature of the Business and character of the properties ICA owns or leases do not make licensing or qualification of ICA as a foreign corporation necessary under the laws of any other jurisdiction. Except as set forth on Schedule 4.1, ICA has not used or assumed any other name in connection with the conduct of its business during the past five years.

         4.2 Articles and Bylaws. Schedule 4.2 contains true and complete copies of ICA's Articles of Incorporation and Bylaws.

         4.3 Capitalization. ICA's authorized capital stock consists solely of Fifty Thousand (50,000) shares of common stock, $1.00 par value per share, of which Four Hundred and Twenty-Four (424) shares are duly authorized, validly issued and outstanding, fully paid, and unassessable. The Shareholders own of record and beneficially all the Shares free and clear of all liens and encumbrances of any kind. A true and complete list of the certificate numbers and number of shares held by each Shareholder is set forth in Schedule 4.3. There are no options, calls, subscriptions, warrants, agreements, or other securities or rights outstanding (a) for the purchase or other acquisition of ICA capital stock; (b) that are convertible into, exercisable for, or relate to ICA capital stock; or (c) that have any voting rights. There are no outstanding contractual obligations of ICA to repurchase, redeem, or otherwise acquire any outstanding shares of ICA capital stock.

         4.4 Authorization. Each of the Seller Parties has all requisite legal capacity and power to execute, deliver, and perform this Agreement, the Covenant Not To Compete Agreements, and the Employment Agreements to which the Seller Party is a party and to consummate any transactions contemplated by these agreements. ICA has taken all required corporate action to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by the Agreement. This Agreement has been duly executed and delivered by each of the Seller Parties that is a party to them. This Agreement is and the Covenant Not To Compete Agreements, and the Employment Agreements when executed and delivered by the parties will be, legal, valid, and binding obligations of the Seller Parties that are a party to them, enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         4.5 Existing Agreements and Governmental Approvals.

                  (a) The execution, delivery, and performance of this Agreement, the Covenant Not To Compete Agreements, and the Employment Agreements and the consummation of the transactions contemplated by them (i) do not and will not violate any provisions of law applicable to any of the Seller Parties; and (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time) ICA's Articles of Incorporation or Bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which any of the Seller Parties is a party or by which any of them or any of their respective assets and properties are bound.

                  (b) Except as set forth on Schedule 4.5, no approval, authority, or consent of, or filing by, any of the Seller Parties with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement, the Covenant Not To Compete Agreements, and the Employment Agreements or the consummation of the transactions contemplated by them.

         4.6 No Subsidiaries. ICA does not have any subsidiaries, or own directly or indirectly any interest or have any investment in any other corporation, partnership, limited liability company, or other entity.

         4.7 No Insolvency. No insolvency proceeding of any character, including without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting ICA or any of its assets or properties is pending or, to the Best Knowledge of Seller Parties, threatened. Neither ICA or Shareholders have taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. For the purposes of this Agreement, the phrase "Best Knowledge of Seller Parties," or words of similar import, means such knowledge as any of the Seller Parties would have after due inquiry into the matter in question.

         4.8 Permits and Licenses. ICA has all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate its assets at the places and in the manner in which the Business is conducted. A complete list of the permits, certificates, licenses, approvals, consents, and other authorizations is included in Schedule 4.8.

         4.9 Financial Statements. Seller Parties have delivered to FFNM the financial statements listed in Schedule 4.9, and Seller Parties shall deliver, before the Closing, copies of all financial statements ICA has prepared for each full month prior to the Closing (the "Financial Statements"). The Financial Statements have been and will be prepared in a form acceptable to FFNM, and do and will fairly and accurately present ICA's financial position as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered thereby, and are and will be true and correct in all material respects. Adequate provision has been and will be timely made in the Financial Statements for doubtful accounts or other receivables; and all Taxes (as defined in Section 4.21) due or paid are and will be timely reflected in the Financial Statements, and all Taxes not yet due and payable are and will be fully accrued or otherwise provided for. Any items of income or expense that are unusual or of a nonrecurring nature during any such period or at any such balance sheet date are and will be separately disclosed in the Financial Statements. Except as otherwise disclosed on Schedule 4.9, ICA's books, records, and work papers are complete and correct, having been prepared in a manner consistent with past practice and accurately reflect, and will accurately reflect, the basis for the financial condition and results of ICA's operations that are set forth in the Financial Statements.

         4.10 No Undisclosed Liabilities. Except as otherwise disclosed on
Schedule 4.11 or in the Financial Statements, ICA does not have any liabilities or obligations, whether accrued, absolute, contingent, or otherwise, and there exists no fact or circumstance that could give rise to any such liabilities or obligations in the future.

         4.11 Conduct of Business. Except as otherwise disclosed on attached
Schedule 4.11, since January 1, 2002, ICA has not:

                  (a) Issued any capital stock or other securities having voting rights or convertible into or exchangeable or exercisable for capital stock, declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased, or otherwise acquired, recapitalized, or reclassified any of its capital stock.

                  (b) Merged or consolidated with any other entity.

                  (c) Altered or amended its Articles of Incorporation or Bylaws.

                  (d) Entered into, materially amended, or terminated any contract, license, lease, commitment, or permit, except in the ordinary course of business consistent with past practices.

                  (e) Experienced any labor disturbance.

                  (f) Incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except (i) in the ordinary course of business consistent with past practice and (ii) in connection with the performance of this Agreement.

                  (g) Discharged or satisfied any encumbrance or paid or satisfied any obligation or liability (absolute, accrued, contingent, or otherwise) other than (i) liabilities shown or reflected in ICA's balance sheet dated December 31, 2002 or (ii) liabilities incurred since the date of the balance sheet, in each case only in the ordinary course of business consistent with past practices and in accordance with the express terms of this Agreement.

                  (h) Mortgaged, pledged, or subjected to any encumbrance any of its assets.

                  (i) Sold, transferred, or agreed to sell or transfer any asset, property, or business; canceled or agreed to cancel any debt or claim; or waived any right, except in the ordinary course of business consistent with past practices.

                  (j) Disposed of or permitted to lapse any Intellectual Property (as defined in Section 4.28).

                  (k) Granted any increase in the rates of pay of employees or any increases in salary payable or to become payable to any officer, employee, consultant, or agent, or by means of any bonus or pension plan, contract, or other commitment increased the compensation of any officer, director, employee, consultant, or agent, or hired any new officer, employee, consultant, or agent, other than in the ordinary course of business consistent with past practices.

                  (l) Made or authorized any capital expenditures for additions to plant or equipment accounts in excess of $5,000.

                  (m) Entered into any transaction (including, without limitation, any contract or other arrangement providing for employment, furnishing of services, rental of real or personal property, or otherwise requiring payments) with any Shareholder, officer, or director of ICA; any member of their immediate families; or any of their affiliates.

                  (n) Experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or business.

                  (o) Failed to regularly maintain and repair its assets in the ordinary course of business consistent with past practices.

                  (p) Instituted or settled any litigation, action, or proceeding before any court or governmental body relating to it or its property.

                  (q) Made any change in any method of accounting or any accounting practice or suffered any deterioration in accounting controls.

                  (r) Varied, canceled, or allowed to expire any insurance coverage.

                  (s) Made any payment, declared or paid any dividend, or made any other distribution or disbursement of moneys or property to or on behalf of any of ICA's officers, directors, or Shareholders or any member of their immediate families, or any affiliate, other than for payment of compensation or reimbursement of expenses in accordance with past practices.

                  (t) Entered into any other transaction other than in the ordinary course of business consistent with past practices.

                  (u) Agreed or committed to do any of the foregoing.

         4.12 No Adverse Changes. Except as otherwise disclosed in Schedule 4.12, since January 1, 2002 there has not been any occurrence, condition, or development that has adversely affected, or is likely to adversely affect, ICA or its prospects, condition (financial or otherwise), affairs, operations, Business, Premises or assets.

         4.13 Employees. There is not now, nor has there been at any time during the past five years, any strike, lockout, grievance, or other labor dispute, or trouble of any nature, pending or threatened against ICA or that in any manner affects ICA. ICA is and has been in material compliance with all rules regulating employee wages and hours. On or before the Closing Date, ICA shall have paid or accrued all its obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to unemployment compensation benefits, profit sharing, retirement benefits, or social security benefits.

         4.14 Employee Benefit Plans.

                  (a) Schedule 4.14 contains a true and complete list of all plans, contracts, programs, and arrangements, including, but not limited to, collective bargaining agreements, pensions, profit sharing, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other employee benefit plans, programs, or arrangements, maintained currently or at any time within the previous five years by ICA or under which ICA has had any obligations with respect to an employee of ICA (the "Plans").

                  (b) Except as specifically set forth in Schedule 4.14, (i) each employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and its related trust ("Pension Plan and Trust") now meet, and since their inception have met, the requirements for qualification under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and are now, and since their inception have been, exempt from taxation under Section 501(a) of the Code, and the Internal Revenue Service ("IRS") has issued a current favorable determination letter with respect to the qualified status of each Pension Plan and Trust and has not taken any action to revoke such letter; (ii) ICA has performed all obligations required to be performed by it under the Plans (including, but not limited to, the making of all contributions) and is not in default under and has no knowledge of any default by any other party to the Plans; (iii) ICA is in compliance with the requirements of all statutes, orders, and governmental rules or regulations applicable to such Plans (including, but not limited to, ERISA and the Code); (iv) neither ICA nor, to the Best Knowledge of Shareholders, any other disqualified person or party in interest, within the meaning of Section 4975 of the Code or Section 3(14) of ERISA has engaged in any prohibited transaction, as this term is defined in Section 4975 of the Code or Section 406 of ERISA, that could, following the Closing Date, subject any Plan (or its related trust), ICA, FFNM or any officer, director, or employee of ICA or FFNM, to any material tax or penalty imposed under the Code or ERISA; (v) there are no actions or claims pending (other than routine claims for benefits) or, to the Best Knowledge of Seller Parties, threatened against any Plan or against the assets of any Plan; (vi) no Plan is subject to Part 3 of Title I of ERISA,

Section 412 of the Code, or Title IV of ERISA; (vii) each Plan's plan official, as defined in Section 412 of ERISA, is bonded to the extent Section 412 requires; (viii) no proceeding has been initiated to terminate any Plan, and any such termination will not subject the ICA or FFNM to liability to any person;
(ix) no Plan is a multiemployer plan, as defined in Section 3(37) of ERISA; (x) no retiree segment or benefits are payable under any employee welfare benefit plan ("Welfare Plan"), as this term is defined in Section 3(1) of ERISA; and
(xi) each Welfare Plan that is a group health plan within the meaning of Section 5000 of the Code complies with and in each case has complied with the applicable requirements of Sections 601 through 608 of ERISA, Section 162(k) of the Code (through December 31, 1988), and Section 4980B of the Code (commencing January 1, 1989).

         4.15 Certain Employees. Each of the following is included in the list of agreements in Schedule 4.15: all employment and consulting agreements, executive compensation plans, and employee stock purchase and stock option plans providing for benefits to ICA's employees.

                  (a) Schedule 4.15 contains a true and complete list of the following: the names, positions, and compensation of the present directors, officers, and employees of ICA. Except as listed in Schedule 4.15, all of ICA's employees are employees-at-will, may be terminated at any time in accordance with ICA's written policies (copies of which are contained in Schedule 4.15) for any lawful reason or for no reason, and have no entitlement to employment by virtue of any oral or written contract, employer policy, or otherwise.

                  (b) No retired employees of ICA are receiving or are entitled to receive any payments or health or other benefits from ICA.

         4.16 Contracts and Commitments.

                  (a) Schedule 4.16 contains a true and complete list of all of ICA's written, and a description of all of ICA's unwritten, contracts, obligations, agreements, plans, arrangements, and commitments of any kind (the "Contracts and Commitments"), except

                           (i) those contracts that are described in another
Schedule;

                           (ii) each contract with a customer made in the
ordinary course of business consistent with past practices where the premium value is less than $5,000 in each transaction or series of related transactions; and

                           (iii) each purchase commitment made in the ordinary
course of business consistent with past practices at prevailing prices where that purchase commitment is not in excess of $5,000 in each transaction or series of related transactions.

                  (b) All Contracts and Commitments are in full force and effect, without any amendments (unless such amendments are clearly noted), and ICA is and shall be entitled to all benefits under the Contracts or Commitments.

                  (c) True and complete copies of all Contracts and Commitments have been delivered to FFNM. All Contracts and Commitments are the result of bona fide, arm's-length transactions and are legal, valid, and binding obligations of the parties, enforceable in accordance with their respective terms and subject to laws generally governing bankruptcy and the enforcement of creditors' rights.

                  (d) Except as set forth in attached Schedule 4.16, no default or alleged default exists under any Contract or Commitment on the part of ICA or, to the Best Knowledge of Seller Parties, on the part of any other person.

         4.17 Title to Assets. ICA is the sole and absolute owner of all the assets it owns, reflected in ICA's balance sheet dated December 31, 2002, and has good and marketable title to all such assets free and clear of any and all encumbrances. Schedule 4.17 lists or describes all property used in the conduct of the Business and/or situated on the Premises that is owned by or an interest in which is claimed by any person (whether a customer, supplier, or other person) for which ICA is responsible, together with copies of all related agreements. All such property is situated on the Premises and is in such condition that upon return to its owner, neither ICA nor FFNM will be liable in any amount to the owner.

         4.18 Condition of Assets. All items of personal property reflected in ICA's balance sheet dated December 31, 2002 are in good working order and repair. Each item is situated at the Premises and is fit for its intended purpose, and each has no material defects.

         4.19 Receivables. The accounts and other receivables reflected in ICA's balance sheet dated December 31, 2002 are the result of bona fide sales or other transactions. Except to the extent that a reserve against the possible uncollectibility of such accounts and other receivables has been established and is reflected on ICA's balance sheet dated December 31, 2002, all of the accounts and other receivables are fully collectible within six (6) months of the balance sheet date in accordance with ICA's ordinary practice (which has been disclosed to FFNM), without resort to legal proceedings.

         4.20 Sufficiency of Assets. The assets reflected in ICA's balance sheet dated December 31, 2002 constitute all of the property and assets, real, personal, and mixed, tangible and intangible (including, without limitation, contract rights), that are used or useful in, or are necessary for the conduct of, the Business in accordance with present practices.

         4.21 Taxes.

                  (a) For the purposes of this Agreement, Tax or Taxes shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and includes interest, additions to tax, and any penalties.

                  (b) Except as otherwise disclosed on Schedule 4.21, ICA has filed on a timely basis all Tax returns it is required to file under federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of ICA for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. ICA and its officers have received no notice of any pending or threatened audit by the IRS, or any state or local agency, related to ICA's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against ICA. There are no federal, state, or local tax liens outstanding against any of ICA's assets or properties or the Business.

         4.22 Litigation. There are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of Seller Parties, threatened against or directly affecting ICA, the Business, the Premises, or ICA's assets.

         4.23 Compliance with Laws. ICA has complied with all laws, orders, regulations, rules, decrees, and ordinances affecting to any material extent or in any material manner ICA or any aspects of the Business or its assets.

         4.24 Suppliers and Customers.

                  (a) A complete and accurate list of all suppliers or vendors of products or services to ICA in connection with the Business (other than legal or accounting services) aggregating more than $5,000 (at cost) annually during ICA's last fiscal year, and the address of each supplier or vendor and the amount sold to ICA during that period, is set forth in Schedule 4.24.

                  (b) A complete and accurate list of each of ICA's customers aggregating more than $5,000 in revenues to ICA annually during the last fiscal year, the address of each customer, and the amount each customer purchased from ICA during the last fiscal year are set forth in Schedule 4.24.

                  (c) Seller Parties have no information that might reasonably indicate that any customer or supplier of ICA listed on Schedule 4.24 intends to cease purchasing from, selling to, or dealing with ICA. No information has been brought to the attention of any of Seller Parties that might reasonably lead any of them to believe that any customer or supplier intends to alter, in any material respect, the amount of its purchases or sales or the extent of its dealings with ICA, or would alter in any material respect its purchases from, sales to, or dealings with ICA in the event that the transactions contemplated by this Agreement are consummated.

         4.25 No Brokers. Except for Marsh, Berry and Company, Inc., neither ICA nor Shareholders have engaged, or are responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

         4.26 Insider Transactions. A complete and accurate list and a brief description of all contracts or other transactions involving ICA in which any officer, director, employee, or any Shareholder of ICA; any member of their immediate families; or any affiliate has any interest is set forth in Schedule 4.26.

         4.27 Bank Accounts. Attached Schedule 4.27 contains a true and complete list of the names and locations of all banks or other financial institutions that are depositories for funds of ICA, the names of all persons authorized to draw or sign checks or drafts on the accounts, the number of the accounts, and the names and locations of any institutions in which ICA has safe-deposit boxes and the names of the individuals having access to those boxes. ICA does not have outstanding any powers of attorney.

         4.28 Intellectual Property. Schedule 4.28 lists all intellectual property of ICA (including, without limitation, know-how, trade secrets, assumed names, and technology, whether patentable or not) that ICA directly or indirectly owns, licenses, uses, requires for use, or controls in whole or in part ("Intellectual Property") and all licenses and other agreements allowing ICA to use the intellectual property of third parties. Except as listed in
Schedule 4.28, ICA does not own, directly or indirectly, or use any patents, copyrights, trademarks, or service marks in the Business. Except as set forth in
Schedule 4.28, ICA is the sole and exclusive owner of the Intellectual Property, free and clear of all encumbrances. None of ICA's Intellectual Property infringes on the intellectual property of any other person, and, to the Best Knowledge of Seller Parties, no activity of any other person infringes on any of the Intellectual Property. ICA has been and is now conducting the Business in a manner that has not been and is not now in violation of any intellectual property of any other person, and except as listed in Schedule 4.28, ICA does not require a license or other proprietary right to so operate the Business.

         4.29 Insurance. All insurance policies covering ICA's real and personal property or providing for business interruption, liability coverage, and other insurance are described in Schedule 4.29 (which specifies the insurer, policy number, type of insurance, and any pending claims). Such insurance is in amounts ICA deems sufficient with respect to its assets, properties, business, operations, and services as the same are presently owned or conducted, and all such policies are in full force and effect and the premiums have been paid. There are no claims, actions, suits, or proceedings arising out of or based on any of these insurance policies, and no basis for any such claim, action, suit, or proceeding exists. ICA is not in default with respect to any provisions contained in any such insurance policies and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

         4.30 Real Property.

                  (a) Schedule 4.30 sets forth a complete list of each parcel of real property owned by ICA ("Real Property"). ICA has good, marketable and valid fee interest in the Real Property, and there are no encumbrances on the Real Property except as set forth on Schedule 4.30. There are no pending or, to the knowledge of the Shareholders, threatened proceedings in eminent domain involving any such Real Property or any portion thereof, or for a sale in lieu thereof, or of any plans for a possible widening of the streets abutting any such Real Property or the imposition of any special taxes or assessments against any such Real Property or any portion thereof.

                  (b) ICA does not lease any real property.

                  (c) To the knowledge of the Shareholders, the Real Property and the current and currently planned use thereof by ICA is and will be in compliance with all use restrictions and zoning. To the knowledge of the Shareholders, no notice of violation of any applicable federal, state or local statute, law, ordinance, rule, regulation, order or requirement, or of any covenant, condition, restriction or easement currently affecting the Real Property or with respect to the use or occupancy of the Real Property, has been given to ICA by any governmental authority having jurisdiction over the Real Property or by any other person entitled to enforce the same. To the knowledge of the Shareholders, except as set forth on Schedule 4.30, there are no unpaid taxes, assessments (special, general or otherwise) or bonds of any nature affecting the Real Property or any portion thereof.

                  (d) To the knowledge of the Shareholders, ICA has not subjected, and will not hereafter subject, the Real Property or any portion thereof to any lease, sublease, tenancy, concession, license, occupancy agreement or similar right, mortgage, deed of trust, lien, encumbrance, claim, charge, equity, covenant, condition, restriction, easement, right of way or other matter affecting the Real Property or any portion thereof except as set forth in Schedule 4.30.

         4.31 Environmental Matters.

                  (a) To the knowledge of the Shareholders, except as set forth on Schedule 4.31, none of ICA's operations or Real Property is or has been subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any requirements of law derived from or relating to all federal, state and local laws relating to or addressing the environment, health or safety (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42
U.S.C. ss.ss. 9601 et seq., Occupational Safety and Health Act, 29
U.S.C. ss.ss.651 et seq., Resource Conservation and Recovery Act, 42
U.S.C. ss.ss.6901 et seq., Clean Air Act, 42 U.S.C. ss.ss.7401 et seq., Federal Water Pollution Control Act, 33 U.S.C. ss.ss.1251 et seq., and any similar federal or state acts or statutes now in effect), which requirements are sometimes herein collectively referred to as the "Environmental Laws".

                  (b) Except as set forth on Schedule 4.31, the Shareholders have no knowledge of a "Release" nor have they or to Shareholders' knowledge, ICA, filed any notice under any applicable Environmental Laws reporting such "Release" (defined as any spill, emission, leaking, deposit, discharge, dispersal or other release) into the indoor or outdoor environment or into or out of any of the Real Property (including movement in or through the air, soil, surface water, groundwater or property) of a "Contaminant" (defined as any hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any of the foregoing, including such items as are defined under any federal, state or local law or regulation), or indicating past or present treatment, storage (other than for less than ninety (90) days) or disposal of a "hazardous waste" (as that term is defined under 40 Code of Federal Regulations ("CFR") Part 261 or any state equivalent) or reporting a material violation of any applicable Environmental Laws.

                  (c) To the knowledge of the Shareholders, except as set forth on Schedule 4.31, neither the Shareholders nor ICA have received any written notice, claim or report from any governmental authority or third party to the effect that ICA is or may be liable to any other person or entity as a result of a Release or threatened Release of a Contaminant into the environment.

         4.32 Materiality. No statement in this Agreement or in any certificate delivered to FFNM pursuant to this Agreement contains or will contain any untrue statement of a material fact, or fails or will fail to contain any material fact necessary to make the statements not misleading.

                ARTICLE V - FFNM'S REPRESENTATIONS AND WARRANTIES

         FFNM represents and warrants to Seller Parties that:

         5.1 Organization and Standing. FFNM is a federally chartered savings association duly organized and validly existing under the laws of the United States of America, and has all the requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted.

         5.2 Authorization. FFNM has taken all necessary action to approve the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by it. FFNM has duly executed and delivered this Agreement. This Agreement is the legal, valid, and binding obligation of FFNM, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         5.3 Existing Agreements and Governmental Approvals.

                  (a) The execution, delivery, and performance of this Agreement, the Covenant Not To Compete Agreements, and the Employment Agreements and the consummation of the transactions contemplated by them (i) do not and will not violate any provisions of law applicable to FFNM; and (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time) FFNM's Charter or Bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which FFNM is a party or by which FFNM or any of FFNM's respective assets and properties are bound.

                  (b) Except as set forth on Schedule 5.3, no approval, authority, or consent of, or filing by, FFNM with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement, the Covenant Not To Compete Agreements, and the Employment Agreements or the consummation of the transactions contemplated by them.

                          ARTICLE VI - INDEMNIFICATION

         6.1 Indemnification Obligation. Shareholders shall jointly and severally defend, indemnify, and hold harmless FFNM and ICA and their respective directors, officers, shareholders, successors, and assigns from and against any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (including reasonable legal fees) in connection with or resulting from:

                  (a) Operation or conduct of the Business prior to the Closing Date that are not set forth on the Financial Statements or disclosed pursuant to
Article IV.

                  (b) Any material inaccuracy in any representation or warranty of any of the Seller Parties contained in this Agreement.

                  (c) Any failure by any of Seller Parties to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by any of them under this Agreement or any related agreement.

         6.2 Waiver. The Shareholders irrevocably waive and agree that they will make no claim against ICA of any kind or character, whether by way of subrogation, indemnification, contribution, breach of contract or any other theory regarding any claim made by FFNM, or any other person under this Article VI or otherwise, and the Shareholders irrevocably release and discharge ICA from any such claim.

         6.3 Notice. FFNM or ICA (each, the "Indemnitee") will give prompt written notice to the Shareholders (the "Indemnitors") of any claim ("Claim") which it discovers or of which it receives notice after the Closing Date and which might give rise to a Claim by it against Indemnitors under Article VI hereof, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize Indemnitee's right to indemnification unless such failure shall have materially prejudiced the ability of Indemnitor to defend such Claim.

         6.4 Defense by Indemnitors. In case of any Claim, suit or proceeding by a third party or by any government body, or any legal, administrative or arbitration proceedings with respect to which Indemnitors may have liability under the indemnity agreement contained in Article VI, Indemnitors shall be entitled to participate therein, and, to the extent desired by Indemnitors, to assume the defense thereof at their own expense and through counsel of their own choosing, and after notice from Indemnitors to Indemnitee of the election to assume the defense thereof, Indemnitors will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitors do not actually assume the defense thereof following notice of such election. The parties will render each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, Claim or proceeding. Indemnitee will not make any settlement of any suit, Claim or proceeding which might give rise to liability of Indemnitors under the indemnity agreements contained in Article VI without the written consent of Indemnitors, which consent shall not be unreasonably withheld. If Indemnitors shall desire and be able to effect, a bona fide compromise or settlement of any such suit, Claim, or proceeding and Indemnitee shall unreasonably refuse to consent to such compromise or settlement, then Indemnitors' liability under Article VI with respect to such suit, Claim or proceeding shall be limited to the amount so offered in compromise or settlement together with all legal and other expenses which may have been incurred prior to the date on which Indemnitee refused to consent to such compromise or settlement.

         6.5 Accounts Receivable. Attached as Schedule 6.5 is a listing of ICA's accounts receivables of more than $1,000 that are more than thirty (30) days delinquent as of the date hereof (which listing shall be updated as of the Closing Date.) The Indemnitors shall reimburse the Indemnitees the amount (the "Reimbursement Amount") by which the sum of the accounts receivable which are disclosed on Schedule 6.5 on the Closing Date (the "Closing Date Receivables") exceeds the sum of the amounts collected by ICA in satisfaction of the Closing Date Receivables by one hundred and fifty (150) days after the Closing Date. Amounts paid "on account" and not designated by the payor to be paid in satisfaction of specific invoices or clearly identifiable to specific invoices shall be presumed to have been paid in satisfaction of the payor's oldest obligation to ICA and shall be so applied on the books of ICA.

         6.6 Maximum Indemnification. There shall be no recovery under any indemnification under this Article VI after the total recovery from Shareholders on all claims under this Article VI has equaled Three Million Dollars ($3,000,000.00).

         6.7 Price Adjustment. All amounts paid by Shareholders pursuant to this Agreement shall be treated as an adjustment to the Purchase Price, to the extent permitted by law.

                             ARTICLE VII - EXPENSES

         Neither the ICA nor FFNM shall pay or be liable for any of the following fees, expenses, taxes or liabilities incurred by the Shareholders or ICA, all of which shall be borne and paid by the Shareholders:

         (a) the fees and expenses, if any, of any person retained by the Shareholders or ICA for brokerage, financial advisory or investment banking services or services as a finder rendered to the Shareholders or ICA in connection with the proposed sale of the Shares including, without limitation, the transactions contemplated by this Agreement;

         (b) any fees and expenses of legal counsel, auditors and accountants retained or employed by the Shareholders or ICA for services rendered to the Shareholders or ICA in connection with the proposed sale of the Shares including, without limitation, the transactions contemplated by this Agreement; or

         (c) any income, capital gains or other tax incurred by the Shareholders or otherwise payable as a result of the consummation of the transactions contemplated hereby.

         If ICA shall pay or be liable for or accrue any fee, expense, tax or liability described in this Article VII, the sum of all such payments or liabilities shall be paid by the Shareholders to FFNM upon demand or FFNM may reduce the Purchase Price accordingly.


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

                      ARTICLE VIII - ADDITIONAL AGREEMENTS

         8.1 Regulatory Matters.

                  (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by this Agreement. FFNM and the Shareholders shall have the right to review in advance, and to the extent practicable each will consult the other on, subject to applicable laws relating to the exchange of information, all the information relating to FFNM, Shareholders or ICA, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations by this Agreement and each party will keep the other appraised of the status of matters relating to completion of the transactions contemplated herein.

                  (b) FFNM and ICA shall, upon request, furnish each other with all information concerning themselves, their directors, officers and shareholders and other such matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of ICA or FFNM to any governmental entity in connection with this transaction and the other transactions contemplated by this Agreement.

                  (c) FFNM and ICA shall promptly furnish each other with copies of written communications received by FFNM or ICA, as the case may be, from, or delivered by any of the foregoing to, any governmental entity in respect of the transactions contemplated hereby.

         8.2 General Release. The Shareholders shall deliver to FFNM at Closing a general release substantially in the form of Exhibit C, of all claims they may have through the Closing Date against ICA, other than claims for current salary.

         8.3 Board of Directors and Officers of ICA. Seller Parties and FFNM agree that the directors and officers of ICA immediately following Closing shall be as follows:

                  (a) ICA Board of Directors: Ralph Stepaniak, Kathleen Stepaniak, Joseph Gentry, Michael Mahler, James Rapin and Martin Thomson.

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

                  (b) Officers: President, Ralph Stepaniak; Vice President and Secretary, Kathleen Stepaniak.

         8.4 Restated Bylaws. Seller Parties and FFNM agree that immediately following Closing the ICA bylaws shall be restated in the form attached as Exhibit D.

         8.5 401(k) Trustees. Seller Parties and FFNM agree that within a reasonable time following Closing, Ralph Stepaniak and Kathleen Stepaniak shall be replaced as trustees of the Insurancenter Corporation 401(k) Profit Sharing Plan.

         8.6 Title Insurance. Shareholders shall, at their expense, deliver to FFNM a title insurance commitment in form and content satisfactory to FFNM and it's counsel, within 14 days prior to Closing. Said title insurance commitment shall be dated after the date of this Agreement with respect to the Premises and shall be issued by a title insurance company satisfactory to Buyer. The commitment shall irrevocably undertake to issue to FFNM an ALTA owner's policy of title insurance insuring FFNM's title to the Premises for an amount equal to $400,000. The commitment shall be with so-called "standard exceptions", and shall be accompanied by legible copies of all instruments identified in the commitment.

         8.7 Commissions and Contingency Payments. Seller Parties and FFNM agree that all payments for contingencies and commissions that are received by ICA after February 28, 2003 shall be owned exclusively by ICA.

                            ARTICLE IX - TERMINATION

         9.1 This Agreement may be terminated at any time before the Closing Date as follows:

                  (a) By FFNM and Seller Parties in a written instrument.

                  (b) By either FFNM or Seller Parties if the Closing does not occur by May 1, 2003.

                  (c) By FFNM or Seller Parties if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.

                  (d) By FFNM or Seller Parties if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other, and this breach is not cured within 10 Business Days after the breaching party or parties receive written notice of the breach from the other party.

         9.2 If terminated as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, except for Sections 10.1, 10.6, 10.8, 10.9, and 10.12, and except that no party shall be relieved or released from any liabilities or damages arising out of the party's breach of any provision of this Agreement.

                      ARTICLE X - MISCELLANEOUS PROVISIONS

         10.1 Confidentiality.  Except as provided in Section 10.1(e) below:

                  (a) Confidential Information. For purposes of this Agreement, any and all financial statements, schedules, agreements, books, records, accounts, reports, customer lists, customer information, electronic data bases, instruments, papers, documents, or other information relating to the Business, shall be deemed to be "Confidential Information."

                  (b) FFNM's Obligations. While this Agreement is in effect and at all times thereafter unless and until this transaction has been consummated, FFNM shall treat as strictly confidential, and shall not divulge to any other person the Confidential Information which it may come to know as a direct result of a disclosure by ICA or which may come into its possession directly as a result of and during the course of investigation. FFNM shall be permitted to disclose such Confidential Information to its directors, officers, employees, attorneys, accountants, and financial advisers who are reasonably believed to have a need for such information in connection with this transaction.

                  (c) Seller Parties' Obligations. While this Agreement is in effect and at all times after this transaction has been consummated, Seller Parties shall treat as strictly confidential, and shall not divulge, any Confidential Information to any person other than FFNM. Seller Parties shall be permitted to disclose such Confidential Information to its directors, officers, employees, attorneys, accountants, and financial advisers who are reasonably believed to have a need for such information in connection with this transaction.

                  (d) Return of Materials. In the event of the termination of this Agreement, FFNM agrees to promptly return to ICA, all written Confidential Information furnished by ICA, together with all copies, excerpts, notes, and summaries of such Confidential Information.

                  (e) Excepted Information. The provisions of this Section shall not preclude the parties from using or disclosing at any time Confidential Information which is: (I) readily ascertainable from public information or trade sources; (II) reasonably required to be included in an annual report or proxy statement; (III) reasonably required to be included in any filing or application required by any governmental or regulatory agency; (IV) received from a third party not under any obligation to keep such information confidential; (V) required by law or regulation to be disclosed; (VI) known by it before the commencement of discussions among the parties to this Agreement; or (VII) subsequently developed by it independent of its disclosure pursuant to or in connection with this Agreement.

         10.2 Public Disclosures. The parties hereto shall consult in advance with each other with respect to the form and substance of any press release or other public disclosure regarding any matter related to this transaction.

         10.3 Exclusivity. Through the Closing Date or the earlier termination of this Agreement, the Seller Parties shall not, indirectly or directly, through any director, officer, partner, agent, financial adviser or otherwise, solicit, initiate or encourage submission of proposals or offers from any person or entity related to any acquisition or purchase of all or a portion of the Business and shall not participate in negotiations, furnish information with respect to, or cooperate with, or assist or participate in the facilitation or encouragement of any other person or entity to do any of the foregoing.

         10.4 ICA Employees. FFNM's and ICA's rights and obligations with respect to each employee of ICA at and after the Closing Date shall be as follows:

                  (a) Terms of Employment. Subject to Section 10.4(b), FFNM shall use its best efforts, as of the Closing Date, to retain the current employees of ICA, under terms mutually agreeable to ICA, FFNM and the employees. Any employee may, as a condition to employment, be required to execute an acknowledgment that such employment by ICA is on an "at will" basis and that such employment may be terminated at any time, with or without notice, and with or without cause. FFNM shall have the opportunity, a reasonable time before the Closing Date, to interview employees of ICA and to review their personnel files prior to such interviews. ICA shall be responsible for all benefits, including paid time off accrued but unpaid as of the Closing Date, for all employees who continue to be employed by ICA after the Closing Date.

                  (b) Excluded Employees. Prior to Closing, ICA shall terminate those employees that FFNM does not wish to retain and the Shareholders shall be responsible for any accrued benefits and other obligations due to said employees, including paid time off, but excluding statutory benefits such as unemployment and workers compensation.

                  (c) Shareholders. ICA and Shareholders shall, as of the Closing Date, enter into the Employment Agreements that are attached as Exhibit B.

         10.5 Representations and Warranties. All representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement, without limitation as to time.

         10.6 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier, to the following:

         if to any of the Seller Parties: 123 S. Second Avenue, Alpena, Michigan 49707.

         if to FFNM: 100 S. Second Avenue, Alpena, Michigan 49707.

         or to such other address or facsimile number that the parties may designate in writing.

         10.7 Assignment. Seller Parties, on the one hand, and FFNM, on the other hand, shall not assign this Agreement, or any interest in it, without the prior written consent of the other.

         10.8 Parties in Interest. This Agreement shall inure to the benefit of and be binding on the named parties and their respective successors and permitted assigns, but not on any other person.

         10.9 Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Michigan.

         10.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument.

         10.11 Entire Agreement. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. The Agreement and related documents may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

         10.12 Arbitration.

                  (a) Any dispute, controversy, or claim arising out of or relating to this Agreement or relating to the breach, termination, or invalidity of this Agreement, whether arising in contract, tort, or otherwise, shall at the request of any party be resolved in binding arbitration. This arbitration shall proceed in accordance with Title 9 of the United States Code, as it may be amended or recodified from time to time ("Title 9"), and the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") to the extent that Title 9 and the Arbitration Rules do not conflict with any provision of this Section 10.12.

                  (b) No provision of or the exercise of any rights under this
Section 10.12 shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party, including the party taking the action or instituting the proceeding, to submit a dispute, controversy, or claim to arbitration under this Section.

                  (c) Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order, or judgment.

                  (d) The arbitration shall be held before one arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules, except that any arbitration in which the disputed, controverted, or claimed amount (as reflected on the demand for arbitration, as the same may be amended) exceeds $10,000 shall be held before three arbitrators, one arbitrator being selected by FFNM, one by the Shareholders, and the third by the other two arbitrators from a panel of persons identified by AAA who are knowledgeable in the general subject matter of the dispute, controversy, or claim.

                  (e) The arbitration shall be held in Alpena, Michigan.

                  (f) In any arbitration proceeding under this Section 10.12, subject to the award of the arbitrator(s), each of the parties shall pay all its own expenses, the fees and expenses of its own appointed arbitrator, and, if a third arbitrator is required to be appointed pursuant to Section 10.12(d), an equal share of the fees and expenses of the third arbitrator. The arbitrator(s) shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrators' fees) among the parties as the arbitrator(s) determine to be equitable under the circumstances.

         10.13 Further Assurances. Each party hereto, at his or its sole cost and expense and without expense to the other party hereto, will do such further acts and execute and deliver such further documents regarding his or its obligations hereunder as may be required solely for the purpose of (i) accomplishing the purposes of this Agreement or (ii) assuring and confirming the validity of any documents of conveyance to be delivered at Closing.

         The parties have executed this Agreement effective on the date listed on the first page of this Agreement.

SHAREHOLDERS:                            ICA:

/s/ Ralph M. Stepaniak                   INSURANCENTER CORP. OF ALPENA
--------------------------
Ralph M. Stepaniak

/s/ Kathleen M. Stepaniak                By: /s/ Ralph M. Stepaniak
--------------------------                   -------------------------------
Kathleen M. Stepaniak                    Its: President
                                              ------------------------------

                                         FFNM:

                                         First Federal of Northern Michigan

                                         By: /s/ Martin A. Thomson
                                             -------------------------------
                                         Its: President and CEO
                                              ------------------------------

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